Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated February 3, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 30, Pricing Supplement No. 31, Pricing Supplement No. 32 and Pricing Supplement No. 33, each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 7, 2021 and February 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	17.641%	$88,205	January 20, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 7, 2021 and February 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	64.083%	$320,415	January 8, 2021
$1,000,000	64.615%	$646,150	January 11, 2021
$2,500,000	65.419%	$1,635,475	January 13, 2021
$3,500,000	65.419%	$2,289,665	January 13, 2021
$1,000,000	66.614%	$666,140	January 20, 2021
$2,000,000	67.511%	$1,350,220	January 21, 2021
$1,800,000	67.511%	$1,215,198	January 21, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 7, 2021 and February 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$600,000	51.064%	$306,384	January 13, 2021
$3,000,000	50.923%	$1,527,690	January 15, 2021
$3,000,000	50.923%	$1,527,690	January 15, 2021

Linked to the ICE BofAML Commodity Index eXtra Biofuels Exchange Series

– Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between November 4, 2015 and February 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	77.512%	$77,512	February 1, 2021

Linked to the ICE BofAML Commodity Index eXtra (Grains)

– Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between October 3, 2019 and February 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	40.710%	$40,710	January 21, 2021
$200,000	39.776%	$79,552	January 26, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$19,800,000	59.450%	$11,771,006	$1,284.22 (1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,284.22 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$49,656.66 as of the date hereof. After payment of the registration fee for this offering, US$48,372.44 remains available in SEK’s account for future registration fees.